NEWS RELEASE

Current Technology’s Celevoke Signs Distribution Agreement For Sale of 5000 GPS Tracking Systems

VANCOUVER, British Columbia – March 18, 2009 – Current Technology Corporation (OTCBB: CRTCF) today reported its Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has signed a Distributor Supply and Licensing Agreement (the “Agreement”) with a newly appointed top tier Value Added Reseller (the “VAR”) located in Florida. The Agreement provides for the VAR to purchase a minimum of 5000 GPS Tracking Systems for delivery over the next 18 months.

Celevoke is in the final stages of completing a uniquely branded, individually designed and hosted website for the VAR. The VAR is planning a formal market launch in early April, at which time a joint press release will be issued.

“We welcome this new VAR to Celevoke,” said Celevoke CEO Chuck Allen. “They are a highly professional and well funded group, with terrific access to the marine, power sports and fleet markets. We believe they will be very successful.”

In an unrelated matter, during the past several months Current Technology purchased an additional 15 common shares from Celevoke’s treasury for a total of $500,000 USD. Current Technology now owns 61.98% of the outstanding shares of Celevoke.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Machine to Machine technology (M2M) (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly between machines via telecommunication devices. Celevoke has patented integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control parameters and protect a wide variety of asset classes. Examples include people, meters, automobiles, motorcycles, trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 62% owned by Current Technology Corporation.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100